September 21, 2001

                           EQUITY ONE, INC. COMPLETES
               ACQUISITION OF CENTREFUND REALTY (U.S.) CORPORATION

   EQUITY ONE NOW THE 3RD LARGEST PUBLICLY-TRADED FLORIDA SHOPPING CENTER REIT
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NORTH MIAMI BEACH, FL., September 21, 2001 - Equity One, Inc. (NYSE: EQY) today announced that it has completed its acquisition of Centrefund Realty (U.S.) Corporation ("CEFUS"), an indirectly, wholly-owned subsidiary of First Capital Corporation ("First Capital"), a publicly-traded (TSE:FCR) Canadian real estate company formerly known as Centrefund Realty Corporation. The acquisition firmly establishes Equity One as the third-largest, publicly-traded Florida shopping center real estate investment trust ("REIT"). Overall, Equity One now owns 61 properties encompassing over 6.5 million square feet, with a focus on supermarket-anchored shopping centers in the major growth markets of Florida and Texas.

"We are very pleased to close the transaction with CEFUS as planned," stated Chaim Katzman, Chairman and Chief Executive Officer of Equity One. "With this acquisition, we are well underway on our strategy of building critical mass in our key markets in the South and Southeast via strategic transactions. We anticipate significant benefits from our larger size in terms of tenant relationships, operating efficiencies and access to capital."

As provided for in the stock exchange agreement, First Capital received 10.5 million shares of Equity One common stock, increasing Equity One's outstanding shares by 67% from approximately 15.5 million to approximately 26 million. In connection with the transaction, Equity One also assumed approximately $149 million of CEFUS's outstanding debt. The shares received by First Capital pursuant to the stock exchange agreement are restricted securities subject to future registration rights.

                             ABOUT EQUITY ONE, INC.

Equity One, Inc. (NYSE:EQY) is a self-administered, self-managed real estate investment trust that principally acquires, renovates, develops and manages community and neighborhood shopping centers anchored by national and regional supermarket chains. The Company's portfolio currently consists of 61 properties located in metropolitan areas of Florida and Texas, encompassing 40 supermarket-anchored shopping centers, 4 drug store-anchored shopping centers, 11 other retail-anchored shopping centers, 5 commercial properties and 1 development site, as well as interests in 5 joint ventures. Assuming the closing of the pending merger transaction with United Investors Realty Trust ("UIRT"), a publicly-traded REIT, Equity One will own a total of 84 properties primarily located in metropolitan areas of Florida and Texas, encompassing 54 supermarket-anchored shopping centers, 6 drug store-anchored shopping centers, 18 other retail-anchored shopping centers, 5 commercial properties and 1 development site, as well as interests in 6 joint ventures. For more information, please visit Equity One's website at WWW.EQUITYONE.NET.

                           FORWARD LOOKING STATEMENTS

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could postpone or prevent the closing of the UIRT acquisition include the failure to receive the necessary approval from the UIRT shareholders and changes in macro-economic conditions that have a material adverse effect on Equity One or UIRT. In addition, Equity One is subject to other risks, which are described in Equity One's filings with the Securities and Exchange Commission.